Taylor, Bean & Whitaker Mortgage Corp.

Corporate Overview 9-14-06

Perfecting the Art of Mortgage Lending

Important Disclosure Information

- THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A BASE PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE BASE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE DEPOSITOR AND THE OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT *WWW.SEC.GOV*. ALTERNATIVELY, THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE BASE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1 (888) 415-9217.
- **The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the certificates, supersedes any information contained in any prior similar materials relating to the certificates. The information in this free writing prospectus is preliminary, and is subject to completion or change prior to the time of sale. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the certificates referred to in this free writing prospectus and to solicit an offer to purchase the certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the certificates, until we have accepted your offer to purchase the certificates.**
- **The certificates referred to in these materials are being sold when, as and if issued. The issuing entity is not obligated to issue such certificates or any similar security and the underwriter's obligation to deliver such certificates is subject to the terms and conditions of the underwriting agreement with the depositor and the availability of such certificates when, as and if issued by the issuing entity. You are advised that the terms of the certificates, and the characteristics of the mortgage loan pool backing them may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that certificates may not be issued that have the characteristics described in these materials. The underwriter's obligation to sell such certificates to you is conditioned on the mortgage loans and certificates having the characteristics described in these materials. If for any reason the issuing entity does not deliver such certificates, the underwriter will notify you, and neither the issuing entity nor any underwriter will have any obligation to you to deliver all or any portion of the certificates which you have committed to purchase, and none of the issuing entity nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.**
- IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS:
- ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF THE EMAIL COMMUNICATION, AS APPLICABLE, TO WHICH THIS FREE WRITING PROSPECTUS IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.
- The information set forth herein, entitled "preliminary information," as applicable, was derived from a preliminary pool of mortgage loans which is not representative of the mortgage loans that will comprise the final mortgage loan pool. The preliminary pool of mortgage loans represents only a subset of the final mortgage loan pool and mortgage loans that are included in the preliminary mortgage loan pool may be removed from the final mortgage loan pool. It is expected that the characteristics of the final mortgage loan pool will differ, and may differ materially, from the characteristics of the preliminary pool of mortgage loans and the preliminary information may differ materially from information of a similar type if derived from the final mortgage loan pool. Although the characteristics of the final mortgage loan pool are expected to be within the parameters for the mortgage loan characteristics as set forth in the accompanying materials, they are not expected to conform in all material respects to the characteristics of the preliminary mortgage loan pool.

Company Overview

Executive Summary

- One of the largest privately held mortgage lenders in the United States
  - Focus on high credit quality loans
  - 12th largest wholesale lender, ***Origination News***, July 2006 edition
  - $24 billion in production expected in 2006
  - 60% increase over $15 billion 2005 volume
- Top 10 seller nationwide to Freddie Mac and MGIC
- Profitable each year since 1995
- Approaching $8 billion in committed liquidity facilities
- Establishing private-label shelf

Executive Summary (continued)

- Established in 1984 and acquired by Lee Farkas in 1991
  - Mr. Farkas owns 100% of TBW stock
- Corporate offices and servicing located in Ocala, FL
- Over 20 branch offices, approximately 1,350 employees
- 9 Operations centers (underwriting and closing)
  - Atlanta, GA; Oakbrook Terrace, IL; Laguna Hills, CA; Ocala, FL; Tampa, FL; Ponte Vedra, FL; Casselberry, FL; Boston, MA; Denver, CO
- Licensed to originate loans in 48 states, plus the District of Columbia

Recent Developments

- FY06 NIBT of $33 million, more than 2x FY05 level
  - Overall pre-tax margin improved by 35%

- Projected loan origination volume of $25 billion in fiscal year 2007(1) increase of approximately $6 billion over fiscal year 2006
  - Does not include impact of new correspondent channel
- Upsized Ocala Funding to $3.5 billion in June 2006
  - Single seller asset-backed commercial paper conduit

Recent Developments (continued)

- Securitized $2.1 billion in Jumbo/Alt-A product in four transactions since March 2006
  - Fifth deal slated to close at end of October

- Highly recognized servicer
  - Over $25 billion of mortgages serviced
  - Highest rated servicer ("Strong") by S&P; rated SQ3 by Moody's
  - Tier I ranked Freddie Mac "platinum" servicer
    - One of only 15 or so nationwide
  - Freddie's 10th largest servicer nationwide

TB&W's Growth Strategy

- TB&W's goal is to have a community bank partner in EVERY zip code in the US
- Committed to growing Community Banks Online through continued mortgage training and loan programs tailored to their needs (i.e. renovation programs, construction to perm, and expanding markets programs)
- Grow correspondent lending program to include mandatory trading and bulk acquisitions for our more sophisticated community bank clients
- Continue to invest capital into community bank support services like TBDocs, SIMUN, Espleez, and Taylormade-Payments.
- Maintain our strong credit and compliance culture

Historical Performance Metrics

($ in millions)

	FY-01	FY-02	FY-03	FY-04	FY-05	FY-06	*FY-07
Originations	$2,789	$6,806	$9,910	$9,013	$10,990	$18,778	$25,000
Servicing Portfolio[(1)]	$1,340	$3,000	$6,200	$7,600	$12,700	$20,000	$38,000
Capital Base[(2)]	$26	$35	$44	$48	$72	$113	$143
Employees	278	575	815	933	1,087	1,332	1,450

* Projection for fiscal year 2007

** Additional financial information listed in Appendix 1

(1) At fiscal year end.
(2) Equity and subordinate debt.

Origination Platform

Industry Ranking

Top Residential Wholesale Lenders Ending Quarter 1 -2006 *(dollars in millions)*				
Rank	**Organization Name**	**Location**	**Q1 06**	**Q1 05**
1	Countrywide Financial, Corp.	Calabasas, CA	$23,649	$21,442
2	Washington Mutual	Seattle, WA	$17,779	$17,604
3	Wells Fargo Home Mortgage	San Francisco, CA	$11,004	$8,905
4	Chase Home Finance	Iselin, NJ	$10,640	$10,730
5	IndyMac Bancorp, Inc.	Pasadena, CA	$10,376	$5,664
6	CitiMortgage, Inc.	O'Fallon, MO	$7,850	$5,378
7	American Home Mtg. Investment	Melville, NY	$7,271	$3,675
8	GreenPoint Mortgage	Novato, CA	$7,107	$8,413
9	Bank of America	Charlotte, NC	$6,200	$5,723
10	Homecomings	Minneapolis, MN	$5,700	$3,081
11	MortgageIT	New York, NY	$5,479	$3,504
12	**Taylor, Bean & Whitaker**	**Ocala, FL**	**$5,260**	**$3,932**
13	ABN Amro Mortgage	Ann Arbor, MI	$4,694	$5,759
14	SunTrust Mortgage, Inc.	Richmond, VA	$4,238	$2,451
15	First Magnus	Tucson, AZ	$4,102	$2,979
16	First Horizon Home Loans	Irving, TX	$3,456	$3,453
17	American Mortgage Network	San Diego, CA	$3,300	$2,703
18	National City	Miamisburg, OH	$2,944	$6,108
19	Flagstar Bank	Troy, MI	$2,519	$4,155
20	Aurora Loan Services, Inc.	Aurora, CO	$2,451	$1,850

Source: Origination News, July 2006 edition.

TBW Historical Origination Volume vs. US Market


Total Orignations: TBW vs. US Market
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
Market ($in billions)
$25,000
$22,500
$20,000
$17,500
$15,000
$12,500
$10,000
$7,500
$5,000
$2,500
$0
TBW ($in millions)
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006 est.
US Market
TBW

Business Channels

	Brokers	Community Banks
Volume:	69.58%	30.42%
LTV:	65.22%	64.88%
Average FICO:	696	705
Registered:	5,500 brokers	1,600 banks

Total Production by State

Top 10 States

State	# of Loans	Total Amount (mil)
GA	14,710	$ 2,038.52
FL	8,281	$ 1,355.36
MA	6,457	$ 1,617.58
IL	6,189	$ 1,150.67
CO	3,705	$ 613.03
AZ	3,242	$ 622.34
UT	3,165	$ 456.71
CA	2,840	$ 880.42
MD	2,653	$ 583.59
NC	2,626	$ 365.43



*** - Operation Center Locations :** California, Colorado, Florida, Georgia, Illinois, Massachusetts, Ohio, Texas

Loan Product Breakdown



Q1-2006
Conv, $2,740.32
Gov, $508.20
Seconds, $81.37
Jumbo, $98.51
Non Conf, $39.04
Alt A, $1,116.29
Conv Gov Seconds Jumbo Non Conf Alt A



Q2-2006
Conv, $3,390.75
Gov, $719.31
Seconds, $176.59
Jumbo, $163.41
Non Conf, $31.05
Alt A, $1,176.10
Conv Gov Seconds Jumbo Non Conf Alt A



Q3-2006
Conv, $2,296.30
Gov, $498.95
Seconds, $175.07
Jumbo, $168.19
Non Conf, $28.01
Alt A , 942.27
Conv Gov Seconds Jumbo Non Conf Alt A

* Information as of 8.30.06, Shown in Millions

Loan Purpose Breakdown



$3,000.00
$2,500.00
$2,000.00
$1,500.00
$1,000.00
$500.00
$-
(Total in Millions)
20,000
18,000
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
(Total # of Loans)
$1,753.22
$1,800.94
$1,256.72
$1,864.46
$2,865.71
$2,411.74
$966.11
$992.40
$745.05
C/O
PURCH
R/T
Q1-06 - Volume
Q2-06 - Volume
Q3-06 - Volume
Q1-06 - # of Loans
Q2-06 - # of Loans
Q3-06 - # of Loans

* Information as of 8.30.06

Loan Amount Breakdown



$1,600,000.00
$1,400,000.00
$1,200,000.00
$1,000,000.00
$800,000.00
$600,000.00
$400,000.00
$200,000.00
$-
$244,538.06
$291,777.05
$197,174.32
$232,176.05
$185,551.36
$149,555.35
$137,403.03
$588,472.32
$534,450.75
$208,219.96
$124,453.70
$44,424.10
Alt A Arm
Alt A Option Arm
Alt A Fixed
Conv Arm
Conv Fixed
Gov Arm
Gov Fixed
Jumbo Arm
Jumbo Fixed
NonConf Arm
NonConf Fixed
Second
High Loan-06
Low Loan-06
Avg Loan-06

* Information as of 8.30.06

Loan Occupancy Breakdown



100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
4.26%
9.08%
86.66%
4.68%
8.03%
87.29%
4.51%
8.58%
86.91%
Q1-06
Q2-06
Q3-06
Owner
Investor
Second

* Information as of 8.30.06

Perfecting the Art of Mortgage Lending

Loan Property Type Breakdown


Q1-06
SFR, 69.75%
PUD, 15.32%
Mulit Unit, 2.83%
Modular, 0.03%
Manufactured, 4.35%
Condo, 7.72%
Condo
Manufactured
Modular
Mulit Unit
PUD
SFR


Q2-06
SFR, 69.73%
PUD, 15.38%
Mulit Unit, 2.35%
Modular, 0.06%
Manufactured, 4.48%
Condo, 7.99%
Condo
Manufactured
Modular
Mulit Unit
PUD
SFR


Q3-06
SFR, 69.22%
PUD, 15.25%
Mulit Unit, 2.20%
Modular, 0.07%
Manufactured, 4.83%
Condo, 8.44%
Condo
Manufactured
Modular
Mulit Unit
PUD
SFR

Security Performance

TBW Security Performance

TBW Mortgage-Backed Pass-Through Certificates 2006 Deals As of 9.11.06													
Series	Pricing Date	Net Cpn	WAC	Original Balance	Original # of Loans	Current Balance	Current # of Loans	% of Balance Remaining	1 Month CPR	3 Month CPR	30 Day Delinq %	60 Day Delinq %	90 Day Delinq %
2006-1	3/15/2006	6.09	6.342	$ 375,536	1,196	$ 352,522	1,133	93.872%	9.90%	13.70%	1.07%	0.27%	0.22%
2006-2	4/12/2006	6.56	6.808	$ 631,896	2,763	$ 594,087	2,650	94.017%	21.10%	20.30%	2.56%	0.22%	0.26%
2006-3	6/29/2006	6.89	7.136	$ 654,382	3,149	$ 640,810	3,103	97.926%	14.20%	n/a	0.44%	0.00%	0.00%
2006-4	**8/28/2006**	*7.19*	*7.441*	*$ 419,077*	*1,738*	*n/a*	*1,738*	*n/a*	*n/a*	*n/a*	*n/a*	*n/a*	*n/a*
TOTAL			**6.932**	**$ 2,080,891**	**8,846**	**$ 1,587,419**	**8,624**	**95.523%**	**15.07%**	**17.00%**	**1.36%**	**0.16%**	**0.16%**

* Information as of 8.30.06, Shown in Millions

Appendix 1 – Financial Information

Historical Income Statement and Forecast

	FY 2004 (1)(2) Actual	FY 2005 (1)(2) Actual	FY 2006(1)(2) Actual	FY 2007(1)(2) Forecast
Production	*$9,013*	*$10,990*	*$18,778*	*$25,000*
Ending Servicing Portfolio	*$7,600*	*$12,700*	*$20,000*	*$38,000*
Revenue(3)				
Loan sale revenue	$76.7	$77.9	$106.5	$123.0
Interest income	6.4	1.9	9.1	17.2
Mortgage servicing revenue	(9.1)	2.0	12.6	28.4
Total revenue	**$74.0**	**$81.8**	**$128.2**	**$168.6**
Expenses(3)				
Compensation and benefits	35.0	38.4	56.0	79.3
Occupancy and equipment	6.0	6.2	7.6	8.0
Marketing and promotion	1.0	1.0	1.5	1.6
Technology and communications	5.8	4.7	5.9	6.2
Other, net	14.1	17.2	24.2	28.0
Total expenses	**$61.9**	**$67.5**	**$95.2**	**$123.1**
Income (before income taxes)	**$12.1**	**$14.3**	**$33.0**	**$45.5**
In bps of production	**13.4**	**13.0**	**17.6**	**18.2**

(1) In millions.
(2) May 1 through April 30.
(3) Revenue and expense line items are shown on a net basis.

Outlook for Fiscal Year 2007

- Macro Environment
  - GDP growth remains around 3% to 3.5% through early 2007
  - Fed continues gradual tightening from 5.25% now; possibly one or two further increases
  - Yield curve remains essentially flat
- Mortgage Market
  - 30-year rates continue to rise slightly and approach 7% in early 2007
  - ARM share drops to 20% due to flat curve
  - Refi share drops from 44% to 30%
  - Overall market size of $2.5 trillion in 2006; followed by $2.3 trillion in 2007 (down more than 40% from 2003 peak)
- TBW Specific Assumptions
  - Margin compression in gain-on-sale on new production of 10%
  - Servicing margin expands as runoff slows to 12%
  - Additional NII benefit from Ocala Funding upsize is partially offset by flat yield curve
  - No additional bulk servicing sales
  - No specific adjustment for entry into correspondent business
  - Expenses continue to grow at a slower pace than revenues, enhancing overall margin growth

Summary of Financing Sources

Lender	Amount	Outstanding	Term
Ocala Funding	$3.5 billion (commercial paper facility)	$1.83 billion	$0.5B 4/30/2008 $2.0B 4/30/2009 $1.0B 6/30/2009
Washington Mutual (off-balance sheet)	$700 million	$601 million	Indefinite until terminated; notice of 30 days
Colonial (syndicate agent)	• $193 million warehouse line • $176 million working capital line	$189 million $168 million	Cancelable by TBW with 30 days notice or by the bank upon default.
Colonial (off-balance sheet)	• $613 million AOT line • $1.59 billion gestation line	$573 million $1.36 billion	Cancelable by TBW with 30 days notice or by the bank upon default.
CDC-IXIS Credit	$200 million working capital	$154 million	Renews May 2007
Credit Suisse (off-balance sheet)	$700 million ($400 million AOT; $300 million warehouse)	$16 million	Rolling 90 days

Appendix 2 – Alt A Underwriting

Alt A Underwriting Guidelines

Full Doc Matrix	NIQ Matrix
• Loan Amounts to $3mm • Minimum Credit Score 600 • Max CLTV of 100%/LTV of 100% • Owner Occupied, Second Home, and Investment Properties	• Income Stated on 1003 • Loan Amounts to $1mm • Minimum Credit Score 620 • Max CLTV of 100%/LTV of 95% • Owner Occupied, Second Home, and Investment Properties • Assets verified via written VOD or two month bank statements

Alt A Underwriting Guidelines

SIVA Matrix	SISA Matrix
• Loan Amounts to $3mm • Minimum Credit Score 620 • Max CLTV of 95%/LTV of 100% • Owner Occupied, Second Home, and Investment Properties • Employment and Income stated on 1003 • Self Employed income with 2 year business license • Assets verified with VOD or two month bank statements	• Loan Amounts to $1mm • Minimum Credit Score 620 • Max CLTV of 100%/LTV of 95% • Owner Occupied, Second Home, and Investment Properties • Employment and Income stated on 1003 • Self Employed income with 2 year business license • Assets must cover down payment and closing costs

Alt A Underwriting Guidelines

No Doc Matrix
• Loan Amounts to $1mm • Minimum Credit Score 620 • Max CLTV of 95%/LTV of 95% • Owner Occupied, Second Home, and Investment Properties • **No** Income or Employment stated on 1003 • Application must be signed by borrower (s) • For loans over $650 k , two full URAR appraisals required

Alt A Documentation Breakdown

		Q1-06	Q2-06	Q3-06
FULL	Total Amount Number of Loans	$178,704,051.00 905	$166,495,829.00 880	$132,527,191.00 718
NIQ	Total Amount Number of Loans	$49,230,246.00 232	$69,678,609.00 315	$69,980,048.00 333
NO DOC	Total Amount Number of Loans	$162,997,405.00 891	$128,668,891.00 715	$110,532,687.00 622
SISA	Total Amount Number of Loans	$152,193,924.20 771	$204,000,051.28 1,033	$176,246,547.00 850
SIVA	Total Amount Number of Loans	$572,122,050.00 2,403	$606,972,794.16 2,655	$435,858,166.26 1,957

* Information as of 8.30.06